EXHIBIT 99.1

ENGlobal Provides Post-Divestiture Corporate Update

HOUSTON, Feb. 10, 2014 (GLOBE NEWSWIRE) -- ENGlobal Corporation (Nasdaq:ENG), a leading provider of energy-related engineering and automation services, today provided a corporate update after considering its 2012-2013 business divestitures, the most recent of which was closed in the third quarter of 2013.

While the Company has yet to complete its final year-end accounting and audit processes, ENGlobal provided the following analysis of its post-divestiture performance and estimated fourth quarter 2013 financial data from continuing operations:

1.  Revenue of approximately $25.0 million.

2.  Consolidated gross profit margin of approximately 19% of revenue.

3.  Selling, general and administrative (SG&A) expenses of approximately 17% of revenue, including non-recurring transition expenses.

4.  At December 28, 2013, cash on hand of approximately $5.5 million, without borrowing from the Company's working capital facility.

"Our current business is best represented by an increase in gross profit margins and an improved financial condition as a smaller, more focused Company," said William A. Coskey, P.E., ENGlobal's President and Chief Executive Officer. "The position that we find ourselves in today is a direct result of steps initiated in late 2012, which includes a largely rebuilt and highly motivated management team, an emphasis on customer satisfaction, project execution and cost containment; and innovative strategies for future business development. While we are not satisfied with our overall results, we are pleased with the progress we have made to date and look forward to additional improvements in the coming year."

As previously reported, the Company discontinued its electrical services division and divested its land/right of way and midstream inspection divisions during 2012, as well as divested its Gulf Coast engineering and in-plant operations in the third quarter of 2013. ENGlobal experienced operating losses through the first half of 2013 and, therefore, expects to report an operating loss for the full year 2013, despite post-divestitures operating improvements.

ENGlobal plans to issue its results for the year ended December 31, 2013 and file its Annual Report on Form 10-K on or about March 13, 2014.

About ENGlobal

ENGlobal (Nasdaq:ENG) is a provider of engineering and related project services primarily to the energy sector throughout the United States and internationally. ENGlobal operates through two business segments: Automation and Engineering. ENGlobal's Automation segment provides services related to the design, fabrication and implementation of advanced automation, control, instrumentation and process analytical systems. The Engineering segment provides consulting services for the development, management and execution of projects requiring professional engineering, construction management, and related support services. Within the Engineering segment, ENGlobal's Government Services group provides engineering, design, installation and operation and maintenance of various government, public sector and international facilities, and specializes in the turnkey installation and maintenance of automation and instrumentation systems for the U.S. Defense industry worldwide. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements

The statements above regarding the Company's expectations regarding its operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) our ability to execute to our internal performance plans such as our post-divestiture outlook, productivity improvement and cost containment initiatives; (2) our ability to comply with the terms under the new credit facility; (3) our ability to achieve profitability and positive cash flow from operations; (4) our ability to collect accounts receivable and process accounts payable in a timely manner; (5) our ability to respond appropriately to the current worldwide economic situation and the resulting decrease in demand for our services; (6) our ability to achieve our business strategy while effectively managing costs and expenses; (7) the effect of changes in the price of oil; (8) delays related to contract awards; (9) the effect of changes in laws and regulations with which the Company must comply and the associated costs of compliance with such laws and regulations; (10) the effect of changes in accounting policies and practices as may be adopted by regulatory agencies; (11) the effect on our competitive position within our market area in view of, among other things, competitive pricing pressure; and (12) the uncertainties of the outcome of litigation. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings.

Click here to join our email list: http://www.b2i.us/irpass.asp?BzID=702&to=ea&s=0.

CONTACT: Natalie S. Hairston
         (281) 878-1000
         ir@ENGlobal.com